     Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

MEDIA CONTACT
Intervoice, Inc.
Craig E. Holmes
+ 1 (972) 454-8708
craig.holmes@intervoice.com

32-03

Intervoice Class Action Lawsuit Dismissed

DALLAS — September 18, 2003 — Intervoice, Inc. (Nasdaq: INTV), a world leader in converged voice and data solutions, is pleased to announce that a federal judge in Dallas has granted the Company’s motion to dismiss all claims in an amended class action complaint filed by certain purchasers of the Company’s common stock. Unlike the Court’s prior order dismissing the original class action complaint, the order dismissing the amended class action complaint did not grant plaintiffs an opportunity to reinstate the lawsuit by filing a new amended complaint. Plaintiffs may, if they choose, ask the Court to grant them an opportunity to file a second amended complaint or appeal the dismissal. See the Company’s Form 10-Q for the fiscal quarter ended May 31, 2003 for a discussion of the class action known as David Barrie, et. al. V. InterVoice-Brite, Inc., et al; Case No. 3:01-CV-1071-K, pending in the United States District Court, Northern District of Texas, Dallas Division. The class action lawsuit was the only remaining unresolved lawsuit discussed in the Company’s most recent annual and quarterly reports on Form 10-K and Form 10-Q.

About Intervoice
With more than 22,000 systems deployed around the globe, Intervoice is a world leader in converged voice and data solutions. Intervoice provides the applications, tools and infrastructure that enable enterprises and carriers to attract and retain customers and promote profitability. Omvia™, our open, standards-based product suite, is transforming the way people and information connect. Omvia offers speech-enabled IVR applications, multimedia and network-grade portals, wireless application gateways, and enhanced services such as unified messaging, short messaging services (SMS), voicemail, prepaid services and interactive alerts. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, and Asia Pacific. For more information, visit www.intervoice.com.